Exhibit 5

                     [Letterhead of Hogan & Hartson L.L.P.]





                                  June 15, 1999


Board of Trustees
ElderTrust
101 East State Street
Suite 100
Kennett Square, PA  19348

Ladies and Gentlemen:

                  We are acting as counsel to ElderTrust, a Maryland real estate investment trust (the "Company"), in connection with its registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission relating to up to 350,000 shares of the Company's common shares of beneficial interest, par value $.01 per share (the "Shares"), issuable in connection with the Company's 1999 Share Option and Incentive Plan (the "1999 Plan"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Declaration of Trust of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

                  4. Resolutions of the Board of Trustees and shareholders of the Company adopted at meetings held on April 15, 1999 and May 20, 1999, respectively, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, approving and adopting the 1999 Plan.

Board of Trustees
ElderTrust
June 15, 1999
Page 2



                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company's Declaration of Trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on applicable provisions of Maryland law. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations or as to compliance with the securities (or "blue sky") laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that, when issued in accordance with the terms of the 1999 Plan, the Shares will be validly issued, fully paid and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                         Very truly yours,

                                         /s/ Hogan & Hartson L.L.P.
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                                         HOGAN & HARTSON L.L.P.